Exhibit 99.1

Investor Inquiries	Media Inquiries
Cindy Klimstra	Gary Ross
Director, Investor Relations	Sr. Manager, Corporate Communications
(847) 968-0268	(847) 371-5048

CDW Announces Increase in Share Repurchase Program

Vernon Hills, Ill. — April 29, 2005 — CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government and education, today announced that its Board of Directors has authorized an increase of 3 million in the number of shares of the Company’s common stock authorized for repurchase under the Company’s share repurchase program. The newly authorized 3 million shares are in addition to the 1,529,600 shares that remain available under the Company’s current share repurchase program.

The authorization of additional shares for repurchase will enable the Company to offset any potential dilutive effects from the exercise of stock options and to opportunistically repurchase shares. The share repurchases may be made from time to time in both open market and private transactions, as conditions merit. The new repurchase program is expected to remain effective through April 2007, unless earlier terminated by the Board or completed.

The Company intends to hold the repurchased shares in treasury for general corporate purposes, including issuances under various employee stock option plans.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About CDW

CDW® (NASDAQ: CDWC), ranked No. 347 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.

CDW was founded in 1984 and today employs approximately 4,000 coworkers. In 2004, the company generated sales of $5.7 billion. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com web site, customized CDW@work™ extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

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